Calculation of Filing Fee Tables
S-8
Envista Holdings Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01 per share	Other	6,425,000	$ 20.14	$ 129,399,500.00	0.0001531	$ 19,811.06
Total Offering Amounts:						$ 129,399,500.00		$ 19,811.06
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 19,811.06
Offering Note
[1]	Note 1a. Represents an additional 6,425,000 shares of common stock to be issued pursuant to the Envista Holdings Corporation 2019 Omnibus Incentive Plan (as amended to date, the 2019 Plan). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the Securities Act), this Registration Statement shall also cover any additional shares of common stock of Envista Holdings Corporation that become issuable under the Envista Holdings Corporation 2019 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock of Envista Holdings Corporation. Note 1b. Pursuant to paragraphs (c) and (h) of Rule 457, the proposed maximum offering price per share has been computed based on the average of the high and low sale prices of the registrants common stock reported on the New York Stock Exchange on July 30, 2025.